Exhibit 4.12

FIRST AMENDMENT TO THE DHT HOLDINGS, INC.
2012 INCENTIVE COMPENSATION PLAN

This First Amendment (this “Amendment”) to the DHT Holdings, Inc. 2012 Incentive Compensation Plan (the “Plan”) is effective as of August 20, 2013.

WHEREAS, in accordance with Section 7(a) of the Plan, the board of directors (the “Board”) of DHT Holdings, Inc. (the “Company”) may, subject to the approval of the stockholders of the Company, amend the Plan to increase the maximum number of Shares for which Awards may be granted under the Plan;

WHEREAS, the Board adopted resolutions on March 11, 2013 approving, subject to the approval of the stockholders of the Company, a proposal to increase the number of Shares that may be delivered pursuant to Awards granted under the Plan from 455,000 to 1,075,000 (the “Proposal”);

WHEREAS, on June 13, 2013, in accordance with §71(3) of the Business Corporations Act of the Republic of the Marshall Islands and Section 2.08 of the Bylaws of the Company (as amended and restated), the stockholders of the Company approved the Proposal by the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting of stockholders of the Company.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Amendments.  (a) The first sentence of Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:

“Subject to adjustment as provided in Section 4(b), (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 1,075,000.”

(b)  Upon execution of this Amendment, the Plan shall be deemed to be amended and modified accordingly, and all references to the Plan in such document shall be read to include the Plan as amended and modified by this Amendment.

2.    The Plan.  Except as specifically amended hereby, all of the terms and other provisions of the Plan are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms on the date hereof.  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Plan.

3.    Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this amendment as of the date first written above.

by

/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer